Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-249801) pertaining to the Leslie’s, Inc. 2020 Omnibus Incentive Plan, and
(2)
Registration Statement (Form S-8 No. 333-278142) pertaining to the Leslie’s, Inc. Amended and Restated 2020 Omnibus Incentive Plan;

of our reports dated December 18, 2025, with respect to the consolidated financial statements of Leslie’s, Inc. and the effectiveness of internal control over financial reporting of Leslie’s, Inc. included in this Annual Report (Form 10-K) of Leslie’s, Inc. for the fiscal year ended October 4, 2025.

/s/ Ernst & Young LLP

Phoenix, Arizona

December 18, 2025